CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Devonshire Trust of our report dated March 13, 2026, relating to the financial statements and financial highlights of Fidelity Equity-Income Fund; of our report dated March 16, 2026, relating to the financial statements and financial highlights of Fidelity Mid Cap Value Fund; of our reports dated March 17, 2026, relating to the financial statements and financial highlights of Fidelity Series Stock Selector Large Cap Value Fund and Fidelity Stock Selector Large Cap Value Fund, which appear in Fidelity Devonshire Trust’s Certified Shareholder Report on Form N-CSR for the year ended January 31, 2026. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 24, 2026